SHAREHOLDER CONSENT

Node Nexus Co. LLC

The undersigned, being the sole shareholder of Node Nexus Co. LLC, a limited liability company organized and existing under the laws of the United Arab Emirates (the "Company"), hereby consents to the following resolutions:

1.Approval of the Sale: The sale of 100% of the issued and outstanding shares of the Company to Spectral Capital Corporation, a Nevada corporation (the “Purchaser”), is hereby approved (the “Sale”).

2.Consideration: The consideration for the Sale shall be 1,000,000 Series Quantum Preferred Shares in the Purchaser to be issued to Sean Michael Brehm (the “Shareholder”).

3.Authorization: The Manager of the Company is hereby authorized and directed to take all necessary actions to implement and complete the Sale, including without limitation the execution and delivery of all necessary documents and agreements.

Date: August 28, 2024

Signed:

X	/s/ Sean Michael Brehm
Sean Michael Brehm
Sean Michael Brehm, Sole Shareholder
Node Nexus Co. LLC